Exhibit 10.12

BIOSANTE PHARMACEUTICALS, INC.

DESCRIPTION OF NON-EMPLOYEE DIRECTOR

COMPENSATION ARRANGEMENTS

Retainer and Meeting Fees.   We pay our non-employee directors annual retainers and meeting fees.  We pay each of our non-employee directors an annual cash retainer of $18,000, paid on a quarterly basis. In addition, we pay our Chairman of the Board an additional $22,500 in annual cash compensation, the Chair of our Audit and Finance Committee an additional $9,000 in annual cash compensation, the Chair of our Compensation Committee an additional $4,500 in annual cash compensation and the Chair of our Nominating and Corporate Governance Committee an additional $4,500 in annual cash compensation. These additional payments also are paid on a quarterly basis.

With respect to meeting fees, we pay each of our non-employee directors $1,800 for each Board meeting attended in person, $900 for each Board committee meeting attended in person and $900 for each Board and Board committee meeting attended via telephone.

On March 13, 2009, the Board of Directors, upon recommendation of both the Nominating and Corporate Governance Committee and the Compensation Committee, unanimously approved the reduction of the cash retainers and meeting fees by 10%. The revised amounts of the cash retainers and meeting fees are reflected above.

We do not compensate Stephen M. Simes, our Vice Chairman, President and Chief Executive Officer, separately for serving on our Board of Directors or any of the Board committees.

Stock Options.  We typically grant our non-employee directors stock options from time to time.  Most recently, on February 2, 2009, we granted each non-employee director an option to purchase 50,000 shares of our common stock.  Each such option has an exercise price of $1.51 per share, which represented the closing sale price of a share of our common stock on the date of grant, a term of 10 years and will vest in full on February 2, 2010.

Reimbursement of Expenses.  We reimburse each member of our Board of Directors, including Mr. Simes, for out-of-pocket expenses incurred in connection with attending Board and Board committee meetings.